Harman International
PRESS RELEASE

October 19, 2005

FOR IMMEDIATE RELEASE
Contact:  Greg Henry
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD RESULTS FOR THE FIRST QUARTER

Washington, D.C., October 19, 2005 – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the first quarter ended September 30, 2005.  Net sales for the quarter were $754.6 million compared to $691.7 million a year ago, an increase of 9 percent.  Net income for the three months was $54.0 million, 60 percent higher than the $33.7 million earned in the first quarter last year.  Earnings per diluted share were $0.79 compared to $0.48 last year, an increase of 65 percent.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We are pleased to announce record results for the first quarter of fiscal 2006.  Each of our operating segments performed well during the quarter.  Automotive results reflect the successful launch of the Mercedes-Benz S Class in Europe and sales of Infotainment Systems to Harley-Davidson.  Consumer produced very strong results due to the continued success of our multimedia products.  Professional results were positively influenced by the first installments of the HiQnet protocol.

We are now finalizing a contract with PSA Peugeot Citroën for the development and supply of all their next generation Infotainment Systems.  The contract will cover systems ranging from entry level to high end, and represents approximately $250 million in incremental annual sales.  With annual sales of 3.4 million vehicles in 2004, PSA is the world’s sixth largest automotive manufacturer and the second largest in Europe.

With this contract, our leading position in the industry is enhanced and our expectation that we will add new platforms and new clients across the entry, mid-range and luxury levels is confirmed.

We are encouraged by the strong first quarter and are raising our earnings guidance for the year to $3.85 per share.”

October 19, 2005
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At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three months ended September 30, 2005.  To participate in the conference call, please dial (800) 230-1092 or for international calls dial (612) 288-0340 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:15 p.m. EDT.  The replay will be available through October 26, 2005.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 799493.

AT&T will also be web-casting the presentation.  The web-cast can be accessed at http://65.197.1.5/att/confcast , enter the Access Code:  #799493 and then click Go.  There will also be a link to the web-cast at www.harman.com.  Participation through the web-cast will be in listen-only mode.  If you need technical assistance, call the toll-free AT&T Help Line at 1-888-793-6118 (678-749-8002 for international customers).  An archive will be available for 30 days following the presentation.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended
	September 30,
	2005	2004

Net sales	$754,648	691,706
Cost of sales	488,353	470,307

Gross profit	266,295	221,399

Selling, general and administrative expenses	188,102	159,474

Operating income	78,193	61,925

Other expenses:
Interest expense, net	3,839	3,367
Miscellaneous, net	614	3,515

Income before income taxes	73,740	55,043

Income tax expense	19,773	21,371

Net income	$53,967	33,672

Basic earnings per share	$0.82	0.51
Diluted earnings per share	$0.79	0.48

Shares outstanding – Basic	66,117	66,194
Shares outstanding – Diluted	68,477	70,227

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	September 30,	September 30,
	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$278,917	268,994
Investments	---	73,600
Accounts receivable	428,683	427,720
Inventories	331,710	319,416
Other current assets	158,767	109,824

Total current assets	1,198,077	1,199,554

Property, plant and equipment	482,133	451,182
Goodwill	348,141	254,796
Other assets	162,743	90,298

Total assets	$2,191,094	1,995,830

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$2,170	3,874
Current portion of long-term debt	2,969	3,398
Accounts payable and accrued liabilities	687,198	653,447

Total current liabilities	692,337	660,719

Long-term debt	389,508	339,039
Other non-current liabilities	71,011	66,529

Total shareholders’ equity	1,038,238	929,543

Total liabilities and shareholders’ equity	$2,191,094	1,995,830